UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 13, 2019

BLACK RIDGE ACQUISITION CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38226	82-1659427
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

c/o Black Ridge Oil & Gas, Inc.

110 North 5th Street, Suite 410

Minneapolis, MN 55403

(Address of Principal Executive Offices) (Zip Code)

(952) 426-1241

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units	BRACU	The NASDAQ Stock Market LLC
Common Stock	BRAC	The NASDAQ Stock Market LLC
Rights	BRACR	The NASDAQ Stock Market LLC
Warrants	BRACW	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

On June 13, 2019, Allied Esports Media, Inc., a party to the previously announced proposed business combination (“Business Combination”) with Black Ridge Acquisition Corp. (“BRAC”), entered into a term sheet (“Term Sheet”) for a strategic alliance with TV AZTECA, S.A.B. DE C.V. (“TV Azteca”), a Grupo Salinas company. The Term Sheet sets forth the parties’ intention to provide for purchases by TV Azteca of common stock of BRAC and to form an exclusive strategic alliance that would extend the Allied Esports brand into Mexico and exploit various assets of the parties. These assets would include the construction of a flagship arena, production of esports multimedia content for distribution, and development of an online esports platform specific to the Mexican market.

The obligations of the parties to move forward with the transactions contemplated by the Term Sheet are subject to the satisfaction of certain conditions, including but not limited to TV Azteca completing due diligence on or before June 27, 2019, the execution of definitive agreements between the parties documenting the obligations of TV Azteca to purchase the shares of BRAC and the formation of the strategic alliance, including the parties’ obligations thereunder, the execution of a Registration Rights Agreement (defined below) and consummation of the Business Combination.

If, upon completion of the due diligence by TV Azteca described above, TV Azteca wishes to move forward with its purchase of BRAC shares, the parties must negotiate and execute a mutually agreed upon definitive agreement for the purchase. Pursuant to the Term Sheet, TV Azteca is expected to purchase $5,000,000 of shares of common stock of BRAC in the open market or in privately negotiated transactions (the “TV Azteca Purchased Shares”) at a price not to exceed the per share amount in BRAC’s trust account. If TV Azteca is unable to purchase the full $5,000,000 of shares in the open market or in privately negotiated transactions (for instance, if BRAC’s stock price exceeds the per share amount in BRAC’s trust account, or not enough shares are available for purchase), TV Azteca would be expected to purchase newly issued shares from BRAC (the “TV Azteca Newly Issued Shares”) upon closing of the Business Combination.

Pursuant to the Term Sheet, TV Azteca would agree not to convert any TV Azteca Purchased Shares at the BRAC meeting of stockholders called to approve the Business Combination. Additionally, TV Azteca would agree to hold any TV Azteca Purchased Shares or TV Azteca Newly Issued Shares for at least twenty-four (24) months from the closing of the Business Combination and shall first give BRAC the right to repurchase the shares at a price per share equal to the average closing sale price of BRAC common stock on NASDAQ for the 30 trading days prior to the date of repurchase, before selling such shares on the open market.

Pursuant to the Term Sheet, at the closing of Business Combination, TV Azteca would be issued (a) one (1) additional share of BRAC common stock for every ten (10) shares purchased by TV Azteca and (b) five-year warrants to purchase one (1) share of BRAC common stock at $11.50 per share for every two (2) shares of BRAC purchased by TV Azteca. The terms of the warrants will be the same as BRAC’s public warrants. Pursuant to the Term Sheet, the parties would be required to enter into a registration rights agreement (“Registration Rights Agreement”) to be mutually agreed upon pursuant to which BRAC would be required to file a registration statement with the SEC as soon as practicable following closing of the Business Combination to register the resale of any securities purchased that are not already registered.

Since the consummation of the transaction contemplated by the term sheet are subject to the execution of definitive agreements there can be no assurance that TV Azteca will actually purchase any BRAC shares or that the strategic alliance will be formed. Moreover, if TV Azteca does purchase shares of BRAC, it may be on terms different than those described above.

On June 19, 2019, BRAC issued a press release discussing the foregoing, a copy of which is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit	Description
99.1	Press Release

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 19, 2019

BLACK RIDGE ACQUISITION CORP.

By:	/s/ Ken DeCubellis
Name: Ken DeCubellis
Title: Chairman and Chief Executive Officer

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